Exhibit 99.1

Central European Distribution Corporation Closes Tender for approximately 2.54 Million Shares of Polmos Bialystok; Releases Earnings Guidance for 2007

Bala Cynwyd, Pa., February 20, 2007 Central European Distribution Corporation (Nasdaq: CEDC) has announced today that it has closed the tender for 2.54 million shares of Polmos Bialystok S.A. which increased its total shareholdings of Polmos Bialystok to 90.14% of the outstanding shares. The company will look to further increase its share ownership in Polmos Bialystok during the summer of 2007, as a restriction on the transfer of shares held by employees, approximately 6%-7% of the outstanding shares of Polmos Bialystok, expires in May 2007.

The Company also released its full year 2007 fully diluted earnings per share guidance of $1.50 to $1.66 and full year net sales guidance of $1.05 billion to $1.10 billion.

William V. Carey, President and CEO, stated, “The ability of our management team to integrate our two production facilities and our first international expansion (Hungary) is continuing to show solid top to bottom line results which is reflected in our 2007 guidance. We are continuing to look at different distributors in Poland to acquire and are projecting acquisitions of distributors with net annualized revenue of approximately $100-$120 million in 2007. These distributors will continue to strengthen our presence in selected geographical areas within Poland.”

The 2007 guidance given above does not factor in the impact of any new acquisitions (in Poland and outside) or exchange rate movements related to the Company’s Senior Secured Notes, but does include the impact of expensing of stock options. The number of shares used to calculate the 2007 fully diluted earnings per share guidance is 39.9 million.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world. CEDC also produces and distributes Royal Vodka, the number one selling vodka in Hungary.

CEDC also is the leading distributor and the leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 16 distribution centers and 76 satellite branches and imports many of the world’s leading brands, including brands such as Remy Martin, Jagermeister, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2005, and in other reports filed by CEDC with the Securities and Exchange Commission.

Contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

610-660-7817